Exhibit 14

Director and Executive Officer Code of Ethics

April 26, 2007

While all employees of Greer Bancshares, Incorporated and its wholly owned subsidiary Greer State Bank (hereafter collectively referred to as the “Bank”), including Greer Financial Services Corporation (hereafter referred to as GFSC), a wholly owned subsidiary of the Bank, are vital to the success of the Bank, the Directors and Executive Officers of the Bank most directly influence and determine the Bank’s business philosophy, policies, and procedures. As leaders of the Bank, the Directors and Executive Officers are and should be people of integrity and ethical conduct for several reasons including the following:

1.	Acting with integrity is always the right course of conduct, particularly in the Banking industry where trust is absolutely essential.

2.	The actions of the Directors and Executive Officers can have far ranging effects on the Bank, its shareholders, customers, and employees. Therefore, they must be trustworthy and honest when handling the Bank’s affairs.

3.	The Directors and Executive Officers should be examples of integrity and ethical conduct for all other employees of the Bank.

4.	The reputation of the Bank’s leadership in the community and with the governmental agencies and entities that oversee the Bank’s operations is of utmost importance.

The Bank’s personnel policy sets forth guidelines for ethical conduct applicable to all employees and Directors in a number of areas. This Director and Executive Officer Code of Ethics (hereafter “Code of Ethics”) supplements the personnel policy on ethical conduct. All Directors and all Officers who are executive vice presidents or higher in the Bank are subject to this Code of Ethics. This group is hereafter collectively referred to as “Executive Leaders”.

This Code of Ethics is designed to deter wrongdoing and to promote the following among the Bank’s Executive Leaders:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely, and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission, Federal and State banking regulators, correspondent banks, and other public communications;

3.	Compliance with applicable governmental laws, rules, and regulations;

4.	The prompt internal reporting to an appropriate person or persons identified in the code of ethics of any violations of the code;

5.	Absolute integrity regarding the use of confidential customer or bank information, including “insider information” on the Bank’s operations and financial performance.

6.	Accountability for adherence to the code.

Each of the foregoing six areas is addressed in more detail below.

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

None of the Bank’s Executive Leaders shall solicit for themselves or a third party anything of value from anyone in return for any business, service, or confidential information of the Bank.

None of the Bank’s Executive Leaders shall accept any gift of property, goods or services (including legacies or bequests) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated, except as specifically permitted herein. It is the intent of the provisions set forth herein to prevent any improper or undue influence of an Executive Leader in the making of business decisions related to the Bank.

Gifts from a customer to an Executive Leader of the Bank may only be accepted if all of the following criteria are met:

a.	The Executive Leader did not directly or indirectly solicit the gift; and

b.	The gift has a fair market value of $25.00 or less.

Executive Leaders are also permitted to receive gifts from relatives, including legacies and devises, but each Executive Leader is prohibited from participating in or approving any extension of credit or waiver of fees or other charges for any person who is related to them by blood or marriage. A person is related by blood or marriage to an Executive Leader if that person is the Executive Leader’s spouse, parent, brother, sister, child, uncle, aunt, or first cousin. If the person is so related to the spouse of the Executive Leader, the same prohibitions shall apply.

The Bank’s Executive Leaders shall not represent the Bank in any transaction where they or their relatives (as defined in the preceding paragraph) have a material connection or a financial interest.

The Bank’s Executive Leaders shall not accept a loan from a bank customer or supplier. This prohibition does not apply to loans from banks or other financial institutions on customary terms to finance proper credit needs. The Bank shall require that its Executive Leaders report annually all their borrowings from correspondent banks to the board of directors.

The Bank’s Executive Leaders shall not sell anything to a customer of the Bank at a value in excess of its worth, nor should he or she purchase anything from a customer at a price below its worth. (Acceptance of discounts or rebates on merchandise is permitted if they are also available to other routine customers of the firm.)

The Bank’s Executive Leaders shall not invest in or be employed in a customer’s business.

The Bank’s Executive Leaders shall fully divulge to the Bank’s board of directors their involvement as a borrower, directly or indirectly, with any loans made by the Bank. This specifically includes, but is not limited to, loans made to business trusts, business associates, or insiders of other banks with whom the officer has any form of business arrangement. If the officer will directly or indirectly benefit from the loan, the specifics of his or her involvement in the loan must be submitted in writing to the board for approval in advance of any loan being made.

The Bank’s Executive Leaders shall not serve on the Board of Directors of any customer of the Bank without the approval of the Bank’s Board of Directors, except that service on the Boards of non-profit corporations, churches, or charitable organizations is permitted.

The Bank’s Executive Leaders shall not indirectly perform any act that these rules prohibit directly. For example, it is just as wrong to arrange for a member of the family to receive a gift as it is for the employee to accept the gift directly.

2.	Full, fair, accurate, timely, and understandable disclosure in reports and documents filed with or submitted to the SEC, Federal and State banking regulators, correspondent banks, and in other public communications

The Bank will be honest and forthright in all of its financial reporting. The Bank will use generally accepted accounting principles (GAAP) to account for all Bank transactions. The Bank will then use the resulting accounting data to prepare financial reports that fairly and accurately state the Bank’s financial information.

The Bank’s Executive Leaders will exercise due diligence and competent oversight to assure that reports setting forth the Bank’s financial data do so fairly and accurately.

3.	Compliance with applicable governmental laws, rules, and regulations

The Bank will comply fully with all applicable Federal and State laws, rules and regulations that govern its operations. The Bank’s Executive Leaders will exercise due diligence and competent oversight to assure such compliance.

4.	The prompt internal reporting to an appropriate person or persons identified in the code of ethics of any violations of the code

It is the policy of the Bank that any violation of this Code of Ethics shall be promptly reported to the CEO and/or President of the Bank and to the Chairman of the Board of Directors. If either the CEO or President of the Bank or the Chairman of the Board has violated (or appears to have violated, this Code), the information will also be reported immediately to the Chairman of the Audit Committee.

5.	Absolute integrity regarding the use of confidential customer or Bank information

In the normal course of Bank business, Directors and Executive Leaders are provided confidential information on customers and the Bank that is necessary for performing their respective duties. It is imperative that this information be handled with absolute integrity and confidentiality in order to preserve the Bank’s relationships with customers and trust with the general public. Furthermore, Directors and Executive Leaders must avoid disclosing “insider information”, whether inadvertent or not, regarding the Bank’s financial performance, future business plans, or prospects for future success prior to reporting to the appropriate regulatory authorities or publication in the news media. Misuse of confidential information can be extremely detrimental to the Bank’s reputation and its relationships with customers, regulators, and shareholders.

6.	Accountability for adherence to the code

The Bank’s Executive Leaders shall sign a certificate attesting that they have read this Code of Ethics, that they understand it, and that they have agreed to comply to abide by its provisions. The Board of Directors will exercise due diligence and competent oversight to assure that the Executive Leaders are complying with the Code of Ethics.

This Code of Ethics was reviewed and approved by the Bank’s Board of Directors.

By their signatures below, the Bank’s Executive Leaders acknowledge that they have read, understand, and agree to abide by this Code of Ethics.

Mark S. Ashmore, Director	Date

Steven M. Bateman, Director	Date

Walter M. Burch, Director	Date

Raj K.S. Dhillon, Director	Date

Gary M. Griffin, Director	Date

Kenneth M. Harper, Director	Date

R. Dennis Hennett, Director	Date

Harold K. James, Director	Date

Paul D. Lister, Director	Date

David M. Rogers, Director	Date

Theron C. Smith, III, Director	Date

C. Don Wall, Director	Date

Victor K. Grout, Executive Officer	Date

J. Richard Medlock, Jr., Executive Officer	Date

Roger C. Sims, Pres., Greer Financial Services Corp	Date